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                                                                   Exhibit 10(g)


                          NORSTAN, INC. 1995 LONG-TERM
                                 INCENTIVE PLAN

                                   As Amended

          Amendment adopted July 9, 1996 adding the following paragraph (d) to
Section 8:

     d. Notwithstanding the foregoing provisions of Section 8, the Committee may impose such additional restrictions, limitations or requirements as it deems appropriate on the vesting of any Award in the event of a Change in Control before such Award shall be deemed to be fully vested. In the event that no such additional restrictions, limitations or requirements on the vesting of any Award in the event of a Change in Control are imposed in the Award Agreement, the Change in Control provisions set forth in the preceding paragraphs of this
Section 8 shall govern such Award.